Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-252606) pertaining to the 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan and Amended and Restated 2010 Equity Incentive Plan of QuantumScape Corporation of our report dated February 23, 2021 (except for Note 4, as to which the date is May 7, 2021), with respect to the consolidated financial statements of QuantumScape Corporation included in this Annual Report (Form 10-K/A) of QuantumScape Corporation for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Redwood City, California

May 7, 2021